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                                                                      Exhibit 15

                           ACCOUNTANTS' REVIEW REPORT



    Board of Directors
    of Electronic Transmission Corporation and Subsidiary:


    We have reviewed the accompanying balance sheet of Electronic Transmission Corporation and Subsidiary as of June 30, 2001, and the related statements of income and cash flows for the three months and six months then ended. These financial statements are the responsibility of the Company's management.

    We conducted our review in accordance with standards established by the America Institute of Certified Public Accountants. A review of interim financial information consists principally of analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.




                                                           Jackson & Rhodes P.C.




    Dallas, Texas
    August 9, 2001